Schering AG submits New Drug Application to US Food and Drug Administration for lower dose Yasmin(R)

Berlin, December 18, 2003 - Schering AG, Germany, (FSE: SCH, NYSE: SHR) announced today that the U.S. Food and Drug Administration (FDA) has accepted the filing of the new drug application (NDA) for a new, lower dose version of the oral contraceptive, Yasmin(R) (ethinyl estradiol 0.030 mg and drospirenone 3.0 mg). This new product will combine only 0.020 mg of ethinyl estradiol with 3.0 mg of the innovative progestin drospirenone, which has anti-mineralocorticoid and anti-androgenic properties.

Additional Information

Drospirenone first became available with the initial launch of Yasmin(R) in Europe in 2000, followed by the U.S. launch in 2001. Due to its unique anti-mineralocorticoid and anti-androgenic properties, Schering is currently conducting clinical trials to determine the effect of drospirenone on acne and premenstrual dysphoric disorder, a severe form of premenstrual syndrome (PMS).


Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: Gynecology & Andrology, Diagnostics & Radiopharmaceuticals, Dermatology as well as Specialized Therapeutics for disabling diseases in the fields of the central nervous system, oncology and cardiovascular system. As a global player with innovative products Schering AG aims for leading positions in specialized markets worldwide. With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work

This press release has been published by Corporate Communication of Schering AG, Berlin, Germany.

Your contacts at Corporate Communication:
Business: Dr Friedrich von Heyl, T: +49-30-468 152 96;
friedrich.vonheyl@schering.de
Investor Relations: Peter Vogt, T: +49-30-468 128 38, peter.vogt@schering.de
Pharma: Astrid Forster, T: +49-30-468 120 57, astrid.forster@schering.de

Your contacts in the US:

Media Relations: Kim Schillace, T:+1-973-487 2461, kimberly_schillace@berlex.com
Investor Relations: Joanne Marion, T: +1-973-487 2164, joanne_marion@berlex.com


Find additional information at: www.schering.de/eng